Exhibit 7

Quarterly Securities Report

(Third Quarter of the 38th Term)

For the three months ended December 31, 2009

Takara Leben CO., LTD.

2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

[Quarterly Review Reports]

Cover

Document submitted:	Quarterly Securities Report

Pursuant to:	Article 24-4 (7), paragraph (1) of the Financial Instruments and Exchange Act

Submitted to:	Director-General of the Kanto Local Finance Bureau

Date of submission:	February 12, 2010

Period of Quarterly Financial Report:	Third quarter of the 38th term (three months ended December 31, 2009)

Company name (Japanese):	Kabushikigaisha Takara Re-ben

Company name (English):	Takara Leben CO., LTD.

Title and name of representative:	Yoshio Murayama, President and Representative Director

Place of head office:	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

Telephone number:	(03)-5324-8720

Contact:	Kazuichi Shimada, Vice President, Chief Director of General Planning

Place of contact:	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

Telephone number:	(03)-5324-8720

Contact:	Kazuichi Shimada, Vice President, Chief Director of General Planning

Place of general inspection:	Takara Leben CO., LTD. Kita Kanto Branch (2-272 Sakuragi-cho, Omiya-ku, Saitama City, Saitama Prefecture) Tokyo Stock Exchange Group, Inc. (2-1 Nihonbashi Kabutocho, Chuo-ku, Tokyo)

PART I	CORPORATE INFORMATION

ITEM 1	Corporate Overview

1. Selected Financial Data

	Nine months ended December 31, 2008	Nine months ended December 31, 2009	Three months ended December 31, 2008	Three months ended December 31, 2009	Year ended March 31, 2009
Sales (Millions of yen)	41,902	41,800	17,239	14,300	57,652
Ordinary income (losses) (Millions of yen)	1,082	1,804	(597)	272	(9,787)
Net income (losses) (Millions of yen)	482	1,832	(443)	176	(12,471)
Net assets (Millions of yen)	—	—	19,340	8,236	6,420
Total assets (Millions of yen)	—	—	86,178	58,068	71,486
Net assets per share (Yen)	—	—	1,168.05	497.42	387.80
Net income (losses) per share, basic (Yen)	29.15	110.69	(26.81)	10.64	(753.21)
Net income (losses) per share, diluted (Yen)	—	—	—	—	—
Shareholders’ equity ratio (%)	—	—	22.4	14.2	9.0
Net cash provided by operating activities (Millions of yen)	5,617	12,389	—	—	6,653
Net cash provided by investing activities (Millions of yen)	(3,466)	(197)	—	—	(4,144)
Net cash provided by financing activities (Millions of yen)	(11,752)	(12,445)	—	—	(11,671)
Cash and cash equivalents at the end of period (Millions of yen)	—	—	3,294	3,479	3,733
Number of employees	—	—	552	316	333

(Notes)

1.	The Company prepares its consolidated financial statements, and therefore non-consolidated financial data is not prepared.
2.	Consumption tax and other taxes are not included in sales.
3.	Diluted net income per share for the respective period is not presented as there is no share with dilutive effect.

2. Business Overview

There were no material changes in the business operated by Takara Leben Group (the Company and its subsidiaries and affiliates) during the third quarterly period for the three months ended December 31, 2009. There were also no changes in major subsidiaries and affiliates.

3. Subsidiaries and Affiliates

There were no material changes in major subsidiaries and affiliates during the third quarterly period for the three months ended December 31, 2009.

4. Employees

(1) The Company and Consolidated Subsidiaries

As of December 31, 2009
Number of employees	316 (137)

(Notes)

1.	Number of employees represents the number of people employed.
2.	The number within the parentheses ( ) in the column for Number of employees represents the average number of temporary employees (converted as one person working 8 hours per day) employed during the third quarterly period for the three months ended December 31, 2009.

(2) The Company

As of December 31, 2009
Number of employees	164 (21)

(Notes)

1.	Number of employees represents the number of people employed.
2.	The number within the parentheses ( ) in the column for Number of employees represents the average number of temporary employees (converted as one person working 8 hours per day) employed during the third quarterly period for the three months ended December 31, 2009.

ITEM 2	Operating and Financial Review

1. Operating Results

(1) Sales

Name of business division	Three months ended December 31, 2009
	Amount (Millions of yen)	Change from the corresponding quarterly period of the previous year (%)
Real estate sales business	13,167	84.0
Real estate rental business	321	99.8
Real estate management business	504	110.3
Other business	306	39.4

Total	14,300	83.0

(Note) Consumption tax and other taxes are not included in the above amounts.

(2) Number of housing units contracted during the period

Name of business division, etc.	Three months ended December 31, 2009
	Number of housing units	Change from corresponding quarterly period of the previous fiscal year (%)	Amount (Millions of yen)	Change from corresponding quarterly period of the previous fiscal year (%)
Real estate sales business	309	103.7	9,846	101.2

Total	309	103.7	9,846	101.2

(Note) Consumption tax and other taxes are not included in the above amounts.

(3) Contracted ratio

Name of business division, etc.	As of December 31, 2009
	Number of housing units	Change from corresponding quarterly period of the previous fiscal year (%)	Amount (Millions of yen)	Change from corresponding quarterly period of the previous fiscal year (%)
Real estate sales business	347	53.6	11,229	59.8

Total	347	53.6	11,229	59.8

(Note) Consumption tax and other taxes are not included in the above amounts.

2. Risk Factors

Items in the text which pertain to the future have been assessed by the Group as of the date on which this Quarterly Report was filed.

(1) In the third quarterly period for the three months ended December 31, 2009, there were no new risks or material changes or new risks for the business of Takara Leben Group.

(2) Key events pertaining to going concern assumptions

There were net losses in the amount of 12,471 million yen in the previous consolidated fiscal year, along with a decrease in equity ratio and a sudden worsening of cash position.

Under those circumstances, Takara Leben Group has actively promoted the “Building Project,” in its attempt to decrease interest-bearing debts through early sales of inventories with appropriate market price settings. Our efforts to stabilize finances with improved efficiency and profitability by rebuilding the business strategy include promotion of resale business, etc. At the same time, we put our efforts to enforce our organizational mobility by clarifying roles, responsibilities and authority within Takara Leban Group.

Further, our efforts to reduce selling, general and administrative expenses include appropriate human resources allocation, office relocation and business location consolidation, decrease of management remuneration, etc. As a result, during the nine months period ended December 31, 2009, favorable changes in resale and renovation properties, price bargaining practice have largely reduced in sales transactions, early realization of costs reduction in sales and general administrative expenses contributed the net income of 1,832 million yen. Accordingly, an equity ratio became 14.2%, a recovery of 5.2 points from the previous consolidated fiscal year, making the continuing doubtful situation improved.

However, the surrounding environment of the real estate industry remains unforeseeable, while we anticipate a significant improvement in profitability in the current fiscal year, the cash position has not been sufficiently improved, and we are aware that we are still in the critical situation.

Therefore, the strategies listed above will continue to be implemented within Takara Leben Group in our efforts to achieve stable and sound corporate growth.

3. Material Contracts

In the third quarterly period for the months ended December 31, 2009, there were no decisions or execution of material contracts that may impact the operating results of the Company.

4. Operating, Financial and Cash Flow Analysis

Items in the text which pertain to the future have been assessed by Takara Leben Group as of the date on which this Quarterly Report was filed.

(1) Analysis of operating results and financial position

1) Sales by business segment

In the third quarterly period for the three months ended December 31, 2009, Takara Leben Group posted sales of 13,167 million yen for the real estate sales business, due to sales of 395 built-for sale condominiums, as well as sales, renewal, and resale of detached houses.

In the real estate rental business, sales totaled 321 million yen, consisting of easing revenues received from tenants in condominium blocks, offices, and shops.

The real estate management business generated 504 million yen in sales, mainly from management of 451 blocks of residential condominiums (22,552 units in total).

Sales from other business came to 306 million yen, mainly from orders for optional construction work arising from the sale of condominiums, commissions from real estate sales agency services, etc.

Based on the above, consolidated net sales amounted to 14,300 million yen in the third quarterly period for the three months ended December 31, 2009.

2) Analysis of financial position

With regard to the state of assets, liabilities, and net assets of Takara Leben Group as of December 31, 2009, consolidated total assets amounted to 58,068 million yen, indicating a 13,418 million yen decrease as compared to the end of the previous consolidated fiscal year due to a decrease in inventories and repayment of borrowings, etc.

(Current assets)

Current assets have decreased 10,901 million yen from the end of the previous consolidated fiscal year, to 36,465 million yen, mainly reflecting a decrease in inventories due to compression of complete stock and a decrease in inventories due to strict control of new purchases.

(Fixed assets)

Fixed assets have decreased 2,517 million yen from the end of the previous consolidated fiscal year, to 21,602 million yen, due to a transfer of business assets to inventory and a reduction in investment securities due to refunds from investment partnerships.

(Current liabilities)

Current liabilities have decreased 18,584 million yen from the end of the previous consolidated fiscal year, to 30,015 million yen, due to a decrease in accounts payable-trade and repayment of borrowings.

(Long-term liabilities)

Long-term liabilities have increased 3,349 million yen from the end of the previous consolidated fiscal year, to 19,816 million yen, due to an increase in long-term borrowings.

(Net assets)

Net assets totaled 8,236 million yen, have increased 1,815 million yen from the end of the previous consolidated fiscal year, due to recording of net income.

(2) Cash flows

As of December 31, 2009, cash and cash equivalents (hereinafter referred to as “cash”) amounted to 3,479 million yen, a decrease of 784 million yen from September 30, 2009.

(Cash flows from operating activities)

The increase in cash provided by operating activities amounted to 2,708 million yen (6,837 million yen increase in the corresponding quarterly period of the previous year). This was due mainly to a decrease in inventories.

(Cash flows from investing activities)

The decrease in cash used in investing activities totaled 829 million yen (616 million yen decrease in the corresponding quarterly period of the previous year). This was due mainly to acquisition of tangible fixed assets.

(Cash flows from financing activities)

The decrease in cash used in financing activities was 2,664 million yen (7,849 million yen decrease in the corresponding quarterly period of the previous year). This was due mainly to repayment of short-term borrowings.

(3) Business or financial issues that should be resolved

In the third quarterly period for the three months ended December 31, 2009, there were no new issues or important changes regarding issues pertaining to business and finances of the Company.

(4) Research and development activities

None.

(5) Factors having an significant impact on operating results

The condominium business, which is the Group’s main product, has a tendency to be influenced by demand trends of purchasers and supply trends of suppliers. Demand trends of purchasers are easily affected by business trends, interest-rate trends, housing tax, consumption tax, trends in land process, etc., while supply trends are easily affected by the purchasing amount of land, fluctuations in subcontract prices of subcontractors such as general contractors, bankruptcy, etc. of contractors, difficulty of raising new funds, interest rates, etc. As a result, a fluctuation in these trends may have an important impact on operating results.

(6) Analysis and review regarding key events listed in Risk Factors, and measures to be taken to resolve or improve the said key events, etc.

The Group is making continuing efforts to resolve the key events, etc. described in “2 Risk Factors.”

As with the first half of the year, Takara Leben Group is also working in the second half to actively promoted the “Building Project” in its attempt to decrease interest-bearing debts through early sales of inventories with appropriate market price settings Our efforts to stabilize finances with improved efficiency and profitability by rebuilding the business strategy include promotion of resale business, etc. At the same time, we put effort to enforce our organizational mobility by clarifying roles, responsibilities and authority within the Company and the Group.

Further, our efforts to reduce selling, general and administrative expenses include appropriate human resources allocation, office relocation and business location consolidation, decrease of management remuneration, etc.

Therefore, the strategies listed above will continue to be implemented within the Group in our effort to achieve stable and sound corporate growth.

ITEM 3	Properties and Equipments

(1) Major properties and equipments

In the third quarterly period for the three months ended, there were no changes in major properties and equipments.

(2) Plans for acquisitions and disposals of properties and equipments

During the third quarterly period for the three months ended December 31, 2009, there were no significant changes in plans for acquisitions, disposals of important properties and equipments.

ITEM 4	Overview of the Company

1. Stock Information

(1) Total number of shares

1) Total number of shares

Type	Number of shares authorized (Shares)
Common stock	62,000,000

Total	62,000,000

2) Issued shares

Type	Number of shares issued as of December 31, 2009	Number of shares issued as of the filing date (February 12, 2010)	Name of exchange where financial instruments are listed, or name of authorized financial instruments firms association to which securities are registered	Contents
Common stock	17,540,333	17,540,333	Tokyo Stock Exchange (First Section)	Standard shares of the Company of which there are no limitations to rights; trading unit is 100 shares.
Total	17,540,333	17,540,333	—	—

(2) Subscription rights

Not applicable.

(3) Rights plan

Not applicable.

(4) The number of shares issued and capital stock

Date	Increase (decrease) in number of shares issued	Shares issued	Increase (decrease) in capital stock (Millions of yen)	Capital stock (Millions of yen)	Increase (decrease) in capital reserve (Millions of yen)	Capital reserve (Millions of yen)
October 1, 2009 to December 31, 2009	—	17,540,333	—	2,442	—	2,440

(5) Major shareholders

In the third quarterly period for the three months ended December 31, 2009, a copy of a large shareholding report dated December 31, 2009 was sent from Fidelity International Limited, in which Fidelity International Limited’s ownership of 1,398 thousand shares as of December 31, 2009 was reported. However, as we are unable to confirm the information in the current share registry, such shareholding had not been confirmed.

The contents of the large shareholding report filed by Fidelity International Limited are as follows.

Large shareholder	Fidelity International Limited
Address	4-3-1 Toranomon, Minato-ku, Tokyo
Number of share certificates, etc. owned	1,398,700 shares
Ownership ratio of share certificates, etc.	7.97%

(6) Voting rights

As we are unable to confirm the information in the share registry as of December 31, 2009, the following information is based on the share registry of the most recent record date (September 30, 2009).

1) Shares issued and outstanding

As of December 31, 2009

	Number of shares (Shares)	Number of voting rights	Contents
Nonvoting shares	—	—	—
Shares with restricted voting right (Treasury shares, etc.)	—	—	—
Shares with restricted voting right (Other)	—	—	—
Full voting right shares (Treasury shares, etc.)	Common stock 982,600	—	Standard shares of the Company of which there are no limitations to rights; trading unit is 100 shares.
Full voting right shares (Other)	Common stock 16,555,900	165,559	Same as above.
Shares less than one unit	Common stock 1,833	—	Shares of less than 1 trading unit (100 shares)
Total number of shares issued and outstanding	17,540,333	—	—
Total number of voting rights of shareholders	—	165,559	—

(Note) “Full voting right shares (Other)” includes 400 shares in the name of Japan Securities Depository Center, Inc. In addition “Number of voting rights” includes 4 voting rights pertaining to complete voting right shares in the name of Japan Securities Depository Center, Inc.

2) Treasury shares, etc.

As of December 31, 2009

Name of owner	Address of owner	Directly held shares	Indirectly held shares	Total	Percentage to number of shares issued and outstanding (%)
Takara Leben CO., LTD.	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo	982,600	—	982,600	5.6

Total	—	982,600	—	982,600	5.6

2 Share Prices History

High and low

Month	April 2009	May	June	July	August	September	October	November	December
High (yen)	231	207	226	228	387	521	725	632	637
Low (yen)	146	151	184	166	219	320	352	473	502

(Note) Highs and lows prices refer to those in the First Section of the Tokyo Stock Exchange.

3. Directors and Senior Management

There has been a change in management during the period from the date of filing of the annual securities report for the previous fiscal year and the date of filing of this Quarterly Securities Report, as follows.

Change in position

New position title	New job title	Old position title	Old job title	Name	Date of transfer
Vice President	Chief Director of General Planning	Vice president	Chief Director of General Planning, Manager of Business Planning Office	Kazuichi Shimada	February 1, 2010

ITEM 5	Financial Statements

1. Preparation of quarterly consolidated financial statements

The Company prepared its quarterly consolidated financial statements in accordance with Regulations concerning the Terminology, Forms and Preparation Methods of Quarterly Consolidated Financial Statements (Cabinet Office Ordinance No. 64, 2007; hereinafter referred to as “Quarterly Consolidated Financial Statement Regulations”).

For the third quarterly period for the three months ended December 31, 2008 and the cumulative total for the nine months ended December 31, 2008, quarterly consolidated financial statements were prepared in accordance with Quarterly Consolidated Financial Statement Regulations before their amendment; for the third quarterly period for the three months ended December 31, 2009 and the cumulative total for the nine months ended December 31, 2009 quarterly consolidated financial statements were prepared in accordance with Quarterly Consolidated Financial Statement Regulations after their amendment.

2. Quarterly review certificate

Pursuant to articles No. 193-2 Section 1 of the Financial Instruments and Exchange Act, Grant Thornton Taiyo ASG performed quarterly review of the consolidated financial statements for the third quarterly period for the three months ended December 31, 2008 and the cumulative total for the nine months ended December 31, 2008, the third quarterly period for the three months ended December 31, 2009 and the cumulative total for the nine months ended December 31, 2009.

1. Quarterly Consolidated Financial Statements

(1) Quarterly Consolidated Balance Sheets

(Millions of yen)

	December 31, 2009	March 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	3,526	3,865
Notes and account receivables	6	49
Securities	—	34
Real property for sale	*[2],*[3] 9,486	*[2],*[3] 16,535
Real property for sale in progress	*[2],*[3] 21,054	*[2],*[3] 23,017
Other	2,403	3,876
Loan loss reserves	(12)	(12)

Total Current Assets	36,465	47,366

Fixed Assets:
Tangible fixed assets
Buildings and structures, net	*[1],*[2],*[3] 5,380	*[1],*[2],*[3] 5,708
Land	*[2],*[3] 15,066	*[2],*[3] 16,376
Other, net	*[1],*[2],*[3] 59	*[1],*[2],*[3] 287

Total Tangible Fixed Assets	20,507	22,372

Intangible fixed assets	*[2] 472	*[2],*[3] 412
Investments and other assets
Other	893	*[2] 1,626
Loan loss reserves	(270)	(292)

Total Investments and Other Assets	623	1,334

Total Fixed Assets	21,602	24,120

Total Assets	58,068	71,486

(Millions of yen)

	December 31, 2009	March 31, 2009
LIABILITIES
Current Liabilities:
Notes and account payables	*[2] 7,762	*[2] 9,393
Short-term borrowings	*[2] 3,819	*[2] 12,147
Long-term debt due within one year	*[2] 16,622	*[2] 24,134
Income taxes payable	76	121
Reserve	77	170
Other	1,657	2,631

Total Current Liabilities	30,015	48,599

Fixed Liabilities:
Long-term debts	*[2] 18,911	*[2] 15,516
Reserve	145	169
Other	758	779

Total Fixed Liabilities	19,816	16,466

Total Liabilities	49,831	65,065

NET ASSETS
Shareholders’ Capital:
Capital	2,442	2,442
Additional paid-in capital	2,572	2,572
Retained earnings	4,540	2,707
Treasury stock	(1,295)	(1,295)

Total Shareholders’ Capital	8,260	6,428

Valuation and Translation Adjustments:
Net unrealized gains on other securities	(24)	(7)

Total Valuation and Translation Adjustments	(24)	(7)

Total Net Assets	8,236	6,420

Total Liabilities and Net Assets	58,068	71,486

(2) Consolidated Statements of Income

Nine-month Period

(Millions of yen)

	Nine months ended December 31, 2008	Nine months ended December 31, 2009
Sales	41,902	41,800
Cost of sales	33,130	33,902

Gross Profit	8,772	7,898

Selling, general and administrative expenses	* 6,880	*[1] 5,501

Operating Income	1,892	2,396

Non-Operating Income:
Interest income	5	5
Dividend income	5	2
Commissions received	47	75
Investment returns	91	110
Other income	40	52

Total Non-Operating Income	190	246

Non-Operating Expenses:
Interest expenses	927	822
Other	73	15

Total Non-Operating Expenses	1,000	838

Ordinary Income	1,082	1,804

Extraordinary Gains:
Gain on sales of investment securities	50	1
Reversal of allowance for doubtful accounts	—	20
Reversal of reserve for directors’ bonuses	14	—
Reversal of reserve for bonuses	—	29
Gain from settlement of silent investment partnership	—	*[2] 232
Gain on exemption of affiliates debt	—	*[3] 11

Total Extraordinary Gains	65	294

Extraordinary Losses:
Loss on disposal of fixed assets	1	25
Loss on valuation of contribution to capital	—	2
Impairment loss	126	72
Office relocation expenses	—	8
Loss on late payment charge of affiliates	—	*[3] 7
Loss on valuation of investments securities	49	—
Loss on sale of investment securities	8	—

Total Extraordinary Losses	185	116

Income (losses) before income taxes	962	1,982

Income and other taxes	135	153
Income tax refund	—	(9)
Income tax adjustments	343	5

Total income taxes	479	149

Net income	482	1,832

Third Quarter of Consolidated Fiscal Period

(Millions of yen)

	Three months ended December 31, 2008	Three months ended December 31, 2009
Sales	17,239	14,300
Cost of sales	14,980	11,984

Gross Profit	2,258	2,315

Selling, general and administrative expenses	* 2,630	*[1] 1,828

Operating Income or Operating Loss (minus)	(372)	486

Non-Operating Income:
Interest income	1	1
Dividend income	1	0
Commissions received	19	28
Investment returns	31	—
Other income	8	11

Total non-operating income	61	42

Non-Operating Expenses:
Interest expenses	285	253
Other	1	4

Total Non-Operating Expenses	287	257

Ordinary Income or Ordinary Losses (minus)	(597)	272

Extraordinary Gains:
Reversal of allowance for doubtful accounts	—	5
Reversal of reserve for directors’ bonuses	14	—
Reversal of reserve for bonuses	—	0
Gain from settlement of silent investment partnership	—	*[2] 0

Total Extraordinary Gains	14	5

Extraordinary Losses:
Loss on disposal of fixed assets	1	0
Impairment loss	72	43

Total Extraordinary Losses	73	43

Income (losses) before income taxes	(656)	234

Income taxes and other, taxes	(325)	43
Income tax adjustments	123	14

Total income tax	(201)	58

Minority interest (losses)	(10)	—

Net income (losses)	(443)	176

(3) Consolidated Statements of Cash Flow

(Millions of yen)

	Nine months ended December 31, 2008	Nine months ended December 31, 2009
Net Cash Provided by (used in) Operating Activities
Net income or losses before tax adjustments	962	1,982
Depreciation and amortization	258	277
Impairment losses	126	72
Reversal of reserve for bonuses	—	(29)
Increase (Decrease) in reserves	(113)	(66)
Interest and dividend income	(11)	(7)
Amortization of goodwill	0	—
Gain (Loss) from investment partnerships	(91)	(110)
Loss (Gain) on sales of investment securities and valuation	8	(1)
Interest expenses	927	822
Loss on disposal of fixed assets	—	25
Gain from settlement of investment partnership	—	(232)
Decrease (Increase) in account receivables	401	43
Decrease (Increase) in inventories	7,862	11,534
Increase (Decrease) in account payables	804	(1,570)
Other	(2,673)	619

Subtotal	8,462	13,357

Interest and dividend received	11	7
Interest paid	(905)	(773)
Income taxes paid	(1,950)	(203)

Net Cash Provided by (used in) Operating Activities	5,617	12,389

Net Cash Provided by (used in) Investing Activities
Payments for time deposits	(131)	(14)
Withdrawals from time deposits	39	100
Payments for purchase of marketable and investment securities	(34)	—
Proceeds of redemption from investment securities	34	34
Payments for purchase of tangible fixed assets	(3,372)	(1,151)
Payments for purchase of intangible fixed assets	(19)	(101)
Proceeds from sales of investment securities	68	13
Repayment from investment partnership	—	924
Other	(51)	(3)

Net Cash Provided by (used in) Investing Activities	(3,466)	(197)

Net Cash Provided by (used in) Financing Activities
Increase (Decrease) in short-term debt	(1,785)	(7,928)
Increase (Decrease) in commercial paper	(2,000)	—
Proceeds from long-term debt	5,820	7,776
Repayment of long-term debt	(13,393)	(12,293)
Acquisition of treasury stock	(0)	—
Cash dividends paid	(393)	(0)

Net Cash Provided by (used in) Financing Activities	(11,752)	(12,445)

Net Increase (Decrease) in Cash and Cash Equivalents	(9,602)	(253)

Cash and Cash Equivalents at Beginning of the Period	12,896	3,733

Cash and Cash Equivalents at End of Period	* 3,294	* 3,479

Changes to important items fundamental to financial statement preparation

None.

Simplified accounting method

Nine months ended December 31, 2009
Method for calculating depreciation of fixed assets	In calculation of the depreciated value of fixed assets, the declining-balance method is employed, where the depreciated value for the entire year is first calculated, and then being divided proportionally to the corresponding reporting period.

Method for evaluating inventories	Devaluation of book prices of inventories were made only on such item’s profitability had become evidently lower.

Use of special accounting method for creating quarterly consolidated financial statements

None.

Notes

(Items related to Quarterly Consolidated Balance Sheets)

December 31, 2009
*1	The total amount of depreciation and amortization of tangible fixed assets is 2,245 million yen.

*2	Assets that are offered as collateral and corresponding liabilities are as follows.

(1)	Assets offered as collateral Real property for sale	7,029	million yen
	Real property for sale in progress	20,644
	Other current assets	97
	Buildings and structure, net	5,140
	Land	14,898
	Other, net	19
	Intangible fixed assets (leasehold)	224

	Total	48,054

(2)	Liabilities for the above Short-term borrowings	3,728	million yen
	Long-term debt due within one year	16,044
	Long-term debts	18,079
	Notes and account payable, trade	2,009

	Total	39,862

March 31, 2009
*1	The total amount of depreciation and amortization of tangible fixed assets is 2,136 million yen.

*2	Assets that are offered as collateral and corresponding liabilities are as follows.

(1)	Assets offered as collateral Real property for sale	14,590	million yen
	Real property for sale in progress	22,156
	Buildings and structure, net	5,428
	Land	16,187
	Other, net	252
	Intangible fixed assets (leasehold)	224

	Total	58,840

(2)	Liabilities for the above Short-term borrowings	11,711	million yen
	Long-term debt due within one year	23,974
	Long-term debts	14,536
	Notes and account payable, trade	9,075

	Total	59,299

(3)	In addition to the above, capital contribution in the amount of 581 million yen in Tokumei Kumiai (investment and other assets “Investment Securities”) is used to secure 979 million loan borrowed by a special purpose company of the Triumph Assets 2 Ltd.

December 31, 2009
*3	As the purpose of holding of certain real properties has been changed from “development and leasing” to “resale” during the nine-month period ended December 31, 2009 of the current consolidated fiscal year, 1,255 million yen for buildings and structures, 1,272 million yen for land, and 0 million yen for other have been transferred to real property for sale (1,541 million yen) and real property for sale in progress (986 million yen).

March 31, 2009
*3

As the purpose of holding of certain real properties has been changed from “development and leasing” to “resale” during the previous consolidated fiscal year, 424 million yen for buildings and structures, 1,077 million yen for land, 0 million yen for other, and 237 million yen for leasehold (intangible fixed assets) have been transferred to real property for sale.

In addition, as the purpose of holding of certain real properties has been changed from “resale” to “development and leasing” during the previous consolidated fiscal year, 105 million yen for real property for sale, 758 million yen for real property for sale in progress have been transferred to 340 million yen for buildings and structures and 523 million yen for land.

4

Contingent liabilities (Guaranteed debts) Guarantee made for borrowings from financial institutions by companies other than consolidated subsidiaries

Joint and several guarantees and liabilities toward financial institutions 462 million yen until registration of mortgage is completed

	AS PARTNERS Co., Ltd.	156
	Aruka Co., Ltd.	44

	Total	663

5	Takara Leben Group has entered into certain overdraft agreements and commitment line agreements with 7 banks to efficiently procure operating capital. The unexecuted loan balances under such agreements as of the end of the third quarterly period of the current consolidated fiscal year is as follows.

	Total account of overdrafts and commitment lines	5,761	million yen
	Executed loan balances	3,697
	Difference	2,064

4

Contingent liabilities (Guaranteed debts) Guarantee made for borrowings from financial institutions by companies other than consolidated subsidiaries

Joint and several guarantees and liabilities toward financial institutions 4,135 million yen until registration of mortgage is completed

	AS PARTNERS Co., Ltd.	164
	Aruka Co., Ltd.	35

	Total	4,335

5	Takara Leben Group has entered into certain overdraft agreements and commitment line agreements with 8 banks to efficiently procure operating capital. The unexecuted loan balances under such agreements as of the end of the previous consolidated fiscal year is as follows.

	Total account of overdrafts and commitment lines	8,239	million yen
	Executed loan balances	4,207
	Difference	4,032

(Items related to Quarterly Consolidated Statement of Income)

Nine months ended December 31, 2008				Nine months ended December 31, 2009
*	Major expenses and amounts for selling and general administrative expenses are given below.			*1	Major expenses and amounts for selling and general administrative expenses are given below.

	Advertising expenses	2,220	million yen		Advertising expenses	1,214	million yen
	Sales commissions	243			Sales commissions	135
	Sales promotion expenses	1,364			Sales promotion expenses	1,638
	Salaries	1,012			Salaries	941
	Provision for employees’ bonuses	154			Provision for employees’ bonuses	111
	Provision for directors’ bonuses	23			Provision for directors’ bonuses	3
	Employee retirement benefit costs	18			Employee retirement benefit costs	22
	Depreciation and amortization	38			Depreciation and amortization	49
	Taxes and public charges	263			Taxes and public charges	179

				*2	Gain from liquidation of investment partnership is consisted of dividends of income gained from the completion of the project with the special purpose company of Triumph Assets 2 Ltd.

				*3	Gain from forgiven debts and losses of defaulted affiliates incurred due to settlement of debts with former shareholders of Marunouchi Servicer Co., Ltd., which became one of Company’s consolidated subsidiaries.

Three months ended December 31, 2008				Three months ended December 31, 2009
*	Major expenses and amounts for selling and general administrative expenses are given below.			*1	Major expenses and amounts for selling and general administrative expenses are given below.

	Advertising expenses	824	million yen		Advertising expenses	376	million yen
	Sales commissions	91			Sales commissions	45
	Sales promotion expenses	611			Sales promotion expenses	550
	Salaries	332			Salaries	308
	Provision for employees’ bonuses	31			Provision for employees’ bonuses	38
	Employee retirement benefit costs	7			Employee retirement benefit costs	6
	Depreciation and amortization	12			Depreciation and amortization	17
	Taxes and public charges	104			Taxes and public charges	69

				*2	Gain from liquidation of investment partnership is consisted of dividends of income gained from the completion of the project with the special purpose company of Triumph Assets 2 Ltd.

(Items related to Consolidated Statements of Cash Flows)

Nine months ended December 31, 2008				Nine months ended December 31, 2009
*	Relationship between cash and cash equivalents balance as of the end of the third quarterly period and the same item balance stated on quarterly consolidated balance sheets			*	Relationship between cash and cash equivalents balance as of the end of the third quarterly period and the same item balance stated on quarterly consolidated balance sheets

		(As of December 31, 2008)				(As of December 31, 2009)
	Cash and cash accounts	3,425	million yen		Cash and cash accounts	3,526	million yen
	Fixed-term deposits with deposit term over three months	(131)			Fixed-term deposits with deposit term over three months	46

	Cash and cash equivalents	3,294			Cash and cash equivalents	3,479

(Items Related to Shareholders’ Capital)

As of December 31, 2009 and for the nine months ended December 31, 2009

1. Type and total of shares issued and outstanding

Common stock	17,540,333 shares

2. Type and number of shares of treasury stock

Common stock	982,682 shares

3. Items related to new subscription rights, etc.

None.

3. Items related to dividends

None.

(Segment Information)

Performance by Business Segment

Three months ended December 31, 2008

	Real estate sales business (Millions of yen)	Other business (Millions of yen)	Total (Millions of yen)	Eliminated/ Company-wide (Millions of yen)	Consolidated (Millions of yen)
Sales
(1) Sales to external customers	15,680	1,558	17,239	—	17,239
(2) Intersegmental internal sales / transfers	314	306	621	(621)	—

Total	15,994	1,865	17,860	(621)	17,239

Operating income (losses)	(703)	264	(439)	66	(372)

Three months ended December 31, 2009

	Real estate sales business (Millions of yen)	Real estate rental business (Millions of yen)	Real estate management business (Millions of yen)	Other business (Millions of yen)	Total (Millions of yen)	Eliminated/ Company-wide (Millions of yen)	Consolidated (Millions of yen)
Sales
(1) Sales to external customers	13,167	321	504	306	14,300	—	14,300
(2) Intersegmental internal sales / transfers	—	2	2	348	353	(353)	—

Total	13,167	323	507	655	14,654	(353)	14,300

Operating income (losses)	224	110	69	75	479	6	486

Nine months ended December 31, 2008

	Real estate sales business (Millions of yen)	Other business (Millions of yen)	Total (Millions of yen)	Eliminated/ Company-wide (Millions of yen)	Consolidated (Millions of yen)
Sales
(1) Sales to external customers	37,422	4,480	41,902	—	41,902
(2) Intersegmental internal sales / transfers	330	765	1,095	(1,095)	—

Total	37,752	5,245	42,998	(1,095)	41,902

Operating income (losses)	1,163	628	1,792	99	1,892

Nine months ended December 31, 2009

	Real estate sales business (Millions of yen)	Real estate rental business (Millions of yen)	Real estate management business (Millions of yen)	Other business (Millions of yen)	Total (Millions of yen)	Eliminated/ Company-wide (Millions of yen)	Consolidated (Millions of yen)
Sales
(1) Sales to external customers	38,501	970	1,457	871	41,800	—	41,800
(2) Intersegmental internal sales / transfers	—	6	8	1,009	1,025	(1,025)	—

Total	38,501	977	1,466	1,880	42,825	(1,025)	41,800

Operating income (losses)	1,695	281	150	255	2,381	14	2,396

(Notes)

1.	Method for Segmenting Businesses

Business segments are created considering the type of business involved.

2.	Description Each Segment

Real estate sales business: Built-for-sale condominiums, etc.

Real estate rental business: Renting of offices, storefronts, etc.

Real estate management business: Management of condominiums, etc.

Other: Sales representation

3.	The above values do not include consumption tax, etc.
4.	Previously, real estate rental and real estate management were classified as “Other business,” but since the importance of these segments increased, those businesses have been classified as “Real estate rental business” and “Real estate management business” for the three months ended December 31, 2009.

Location-specific segment information

During the three months ended December 31, 2008 and the three months ended December 31, 2009, as well as the nine months ended December 31, 2008 and the nine months ended December 31, 2009, the Company had no consolidated subsidiaries or branches located in countries or regions outside of Japan. For this reason, location-specific segment information is not included in this report.

Overseas sales

During the three months ended December 31, 2008 and the three months ended December 31, 2009, as well as the nine months ended December 31, 2008 and the nine months ended December 31, 2009, the Company did not post overseas sales. For this reason, overseas sales information is not included in this report.

(Items Related to Securities)

As of December 31, 2009

As other marketable securities with a market price were not important in the management of business, and since significant fluctuations as compared to the last date of the previous consolidated fiscal year were not recognized, items related to marketable securities are not included in this report.

(Items Related to Derivatives Trading)

As of December 31, 2009

The Group engages in no derivatives trading, and thus there are no applicable items.

(Items Related to Stock Options, etc.)

During the three months ended December 31, 2009

Not applicable.

(Per Share Information)

1. Net assets per share

As of December 31, 2009		As of March 31, 2009
Net assets per share	497.42 yen	Net assets per share	387.80 yen

2. Current net income (losses) per share

For the nine months ended December 31, 2008	For the nine months ended December 31, 2009
Current net income per share 29.15 yen Diluted net income per share for the nine-month ended December 31, 2008 was not presented as there is no share with dilutive effect.	Current net income per share 110.69 yen Diluted net income per share for the nine-month ended December 31, 2009 was not presented as there is no share with dilutive effect.

(Note) The basis for calculating current net income (losses) per share is given below.

	For the nine months ended December 31, 2008	For the nine months ended December 31, 2009
Current net income (losses) (Millions of yen)	482	1,832
Amount not belonging to the common stockholders (Millions of yen)	—	—
Current net income (losses) relating to common stock (Millions of yen)	482	1,832
Average share number during the period (Thousands of shares)	16,557	16,557

For the three months ended December 31, 2008	For the three months ended December 31, 2009
Current net income (losses) per share (26.81) yen Diluted net income per share for the nine-month ended December 31, 2008 was not presented as there is no share with dilutive effect.	Current net income per share 10.64 yen Diluted net income per share for the nine-month ended December 31, 2009 was not presented as there is no share with dilutive effect

(Note) The basis for calculating current net income (losses) per share is given below.

	For the three months ended December 31, 2008	For the three months ended December 31, 2009
Current net income (losses) (Millions of yen)	(443)	176
Amount not belonging to the common stockholders (Millions of yen)	—	—
Current net income (losses) relating to common stock (Millions of yen)	(443)	176
Average share number during the period (Thousands of shares)	16,557	16,557

(Important Post-balance Sheet Events)

None.

(Items Related to Lease Transactions)

For the three months ended December 31, 2009

Omitted as there were no significant changes.

2. Other

Not applicable.

PART II	INFORMATION ON GUARANTOR OF THE COMPANY

Not applicable.

Independent Accountants’ Quarterly Review Report

February 13, 2009

Board of Directors of

Takara Leben CO., LTD.

Grant Thornton Taiyo ASG

Designated Limited Liability Partner,
Operating Partner,
Certified Public Accountant: Toshio Yanagishita
(Seal)
Designated Limited Liability Partner,
Operating Partner,
Certified Public Accountant: Hideaki Takahashi
(Seal)

Pursuant to the first clause of Article 193-2 of the Financial Instruments and Exchange Act, we have performed a quarterly review of the quarterly consolidated financial statements included in the Financial Statements section, which include the quarterly consolidated balance sheets, quarterly consolidated statements of income, and quarterly consolidated statements of cash flow, for the three months ended December 31, 2008, as well as the nine months ended December 31, 2008 of Takara Leben CO., LTD in the consolidated fiscal year from April 1, 2008 to March 31, 2009. These quarterly financial statements are the responsibility of the Company’s management, and our responsibility is to independently express a conclusion on these quarterly financial statements.

We conducted our quarterly review in accordance with quarterly review standards generally accepted in Japan. A review of quarterly financial information consists of making inquiries, primarily of management and persons responsible for financial and accounting matters, applying analytical and other quarterly review procedures. A review is substantially less in scope than an audit of fiscal year financial statements conducted in accordance with auditing standards generally accepted in Japan.

Based on our quarterly review, nothing has come to our attention that causes us to believe that the quarterly consolidated financial statements referred to above do not present fairly, in all material aspects, the consolidated financial position of Takara Leben CO., LTD. and its consolidated subsidiaries as of December 31, 2008, and the consolidated results of their operations for the three months period then ended, the nine months period then ended and their cash flows for the three months period then ended as well as those for the nine months period then ended in conformity with accounting principles generally accepted in Japan

Takara Leben CO., LTD., our firm and our Operating Partners do not have any interest which should be disclosed under the provisions of the Certified Public Accountants Law.

(Notes)

1.	The document presented above is an electronic version of the original of the “Independent Accountants’ Review Report”, and the original report is kept separately by Takara Leben CO., LTD. (the filing company of the Quarterly Securities Report).
2.	The scope of the quarterly consolidated financial statements does not include the XBRL data itself.

Independent Accountants’ Quarterly Review Report

February 12, 2010

Board of Directors of

Takara Leben CO., LTD.

Grant Thornton Taiyo ASG

Designated Limited Liability Partner,
Operating Partner,
Certified Public Accountant: Toshio Yanagishita
(Seal)
Designated Limited Liability Partner,
Operating Partner,
Certified Public Accountant: Hideaki Takahashi
(Seal)

Pursuant to the first clause of Article 193-2 of the Financial Instruments and Exchange Act, we have performed a quarterly review of the quarterly consolidated financial statements included in the Financial Statements section, which include the quarterly consolidated balance sheets, quarterly consolidated statements of income, and quarterly consolidated statements of cash flow, for the three months ended December 31, 2009, as well as the nine months ended December 31, 2009 of Takara Leben CO., LTD in the consolidated fiscal year from April 1, 2009 to March 31, 2010. These quarterly financial statements are the responsibility of the Company’s management, and our responsibility is to independently express a conclusion on these quarterly financial statements.

We conducted our quarterly review in accordance with quarterly review standards generally accepted in Japan. A review of quarterly financial information consists of making inquiries, primarily of management and persons responsible for financial and accounting matters, applying analytical and other quarterly review procedures. A review is substantially less in scope than an audit of fiscal year financial statements conducted in accordance with auditing standards generally accepted in Japan.

Based on our quarterly review, nothing has come to our attention that causes us to believe that the quarterly consolidated financial statements referred to above do not present fairly, in all material aspects, the consolidated financial position of Takara Leben CO., LTD. and its consolidated subsidiaries as of December 31, 2009, and the consolidated results of their operations for the three months period then ended, the nine months period then ended and their cash flows for the three months period then ended as well as those for the nine months period then ended in conformity with accounting principles generally accepted in Japan

Takara Leben CO., LTD., our firm and our Operating Partners do not have any interest which should be disclosed under the provisions of the Certified Public Accountants Law.

(Notes)

1.	The document presented above is an electronic version of the original of the “Independent Accountants’ Review Report”, and the original report is kept separately by Takara Leben CO., LTD. (the filing company of the Quarterly Securities Report).
2.	The cope of quarterly consolidated financial statements does not include the XBRL data itself.